As filed with the Securities and Exchange Commission on February 15, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Foresight Autonomous Holdings Ltd.

(Exact name of registrant as specified in its charter)

State of Israel	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7 Golda Meir, Ness Ziona, 7414001 Israel

(Address of Principal Executive Offices)

Foresight Autonomous Holdings Ltd. 2016 Equity Incentive Plan

(Full title of the plan)

Zysman, Aharoni, Gayer and Sullivan & Worcester LLP

1633 Broadway, New York, NY 10019

212-660-5000

(Name, address and telephone number of agent for service)

COPIES TO:

Oded Har-Even, Esq. Robert V. Condon III, Esq. David Huberman, Esq. Zysman, Aharoni, Gayer and Sullivan & Worcester LLP 1633 Broadway New York, NY 10019 (212)-660-3000	Eitan Shmueli, Adv. Gregory Irgo, Adv. Lipa Meir & Co 2 Weitzman St Tel Aviv 6423902, Israel (972) 3-607-0690

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered (2)		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Ordinary Shares (1)	1,594,205		$0.082	(3)	$131,390.52	$15.92
Ordinary Shares (1)	2,983,334		$0.536	(3)	$1,598,214.64	$193.7
Ordinary Shares (1)	2,150,000		$0.634	(3)	$1,363,832.42	$165.3
Ordinary Shares (1)	900,000		$1.684	(3)	$1,515,659.34	$183.7
Ordinary Shares (1)	970,000		$0.981	(3)	$951,346.15	$115.3
Ordinary Shares (1)	3,933,749		$1.038	(3)	$4,085,047.04	$495.11
Ordinary Shares (1)	7,000,000	(4)	$0.356	(5)	$2,490,384.62	$301.83
Total	19,531,288		N/A		$12,135,874.73	$1,470.87

(1)	American Depository Shares, or ADSs, evidenced by American Depository Receipts, or ADRs, issuable upon deposit of Ordinary Shares, no par value per share, of Foresight Autonomous Holdings Ltd., are registered on a separate Registration Statement on Form F-6 (File No. 333-217881). Each ADS represents five (5) Ordinary Shares.

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, or the Securities Act, this Registration Statement also covers an indeterminate number of additional securities which may be offered and issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transactions.

(3)	Computed in accordance with Rule 457(h) promulgated under the Securities Act based on the exercise price of the options underlying the Ordinary Shares. When initially set in New Israeli Shekels, or NIS, the amount is translated (solely for the purpose of calculating the registration fee) using the rate of NIS 3.64 to US $1.00, the representative rate of exchange as of February 11, 2019 as published by the Bank of Israel.

(4)	Represents Ordinary Shares reserved for issuance upon the exercise of options that may be granted under the plan to which this Registration Statement relates.

(5)	The fee is based on the number of Ordinary Shares which may be issued under the plan to which this Registration Statement relates and is estimated in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act solely for the purpose of calculating the registration fee based upon the average of the high and low sales price of an ADS as reported on the Nasdaq Capital Market on February 11, 2019.

EXPLANATORY NOTE

This Registration Statement relates to 19,531,288 Ordinary Shares to be issued in the future upon the exercise of options that have been, or may be, granted under the Foresight Autonomous Holdings Ltd. 2016 Equity Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required in Part I of this Registration Statement have been or will be sent or given to participating employees as specified in Rule 428(b)(1) under the Securities Act, in accordance with the rules and regulations of the United States Securities and Exchange Commission, or the Commission. Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following additional documents, which have been filed by the registrant with the Commission are incorporated by reference in and made a part of this Registration Statement, as of their respective dates:

(a)	The registrant’s Annual Report on Form 20-F filed with the Commission on March 27, 2018;

(b)	The financial results (other than non-GAAP financial results) included in the registrant’s Reports on Form 6-K furnished to the Commission on March 28, 2018 and May 23, 2018; and

(c)	The registrant’s Reports on Form 6-K furnished to the Commission on May 9, 2018, June 4, 2018, June 12, 2018, June 21, 2018, June 25, 2018, June 26, 2018, July 12, 2018, August 6, 2018, August 13, 2018, August 17, 2018 and August 28, 2018; and

(d)	The description of the registrant’s Ordinary Shares, no par value per share, and the American Depository Shares representing the Ordinary Shares, contained in the Registration Statement on Form 20-F, filed on May 11, 2017, including any amendment or report filed for the purpose of updating such description.

In addition to the foregoing, all documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934, as amended, or the Exchange Act, and all reports on Form 6-K subsequently filed by the registrant which state that they are incorporated by reference herein, prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents and reports.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Indemnification

The Israeli Companies Law (5759-1999), or the Companies Law, provides that a company may indemnify an office holder against the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

●	a financial liability imposed on him or her in favor of another person by any judgment concerning an act performed in his or her capacity as an office holder, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

●	reasonable litigation expenses, including attorneys’ fees, expended by the office holder (a) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (1) no indictment (as defined in the Companies Law) was filed against such office holder as a result of such investigation or proceeding; and (2) no financial liability as a substitute for the criminal proceeding (as defined in the Companies Law) was imposed upon him or her as a result of such investigation or proceeding, or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (b) in connection with a monetary sanction;

●	reasonable litigation expenses, including attorneys’ fees, expended by the office holder or imposed on him or her by a court: (1) in proceedings that the company institutes, or that another person institutes on the company’s behalf, against him or her; (2) in a criminal proceedings of which he or she was acquitted; or (3) as a result of a conviction for a crime that does not require proof of criminal intent; and

●	expenses incurred by an office holder in connection with an Administrative Procedure under the Israel Securities Law, 1968, or the Securities Law, including reasonable litigation expenses and reasonable attorneys’ fees. An “Administrative Procedure” is defined as a procedure pursuant to chapters H3 (Monetary Sanction by the Israeli Securities Authority), H4 (Administrative Enforcement Procedures of the Administrative Enforcement Committee) or I1 (Arrangement to prevent Procedures or Interruption of procedures subject to conditions) to the Securities Law.

Exculpation

Under the Companies Law, an Israeli company may not exculpate an office holder from liability for a breach of his or her duty of loyalty, but may exculpate in advance an office holder from his or her liability to the company, in whole or in part, for damages caused to the company as a result of a breach of his or her duty of care (other than in relation to distributions), but only if a provision authorizing such exculpation is included in its articles of association.

Limitations

The Companies Law provides that the Company may not exculpate or indemnify an office holder nor enter into an insurance contract that would provide coverage for any liability incurred as a result of any of the following: (1) a breach by the office holder of his or her duty of loyalty unless (in the case of indemnity or insurance only, but not exculpation) the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice us; (2) a breach by the office holder of his or her duty of care if the breach was carried out intentionally or recklessly (as opposed to merely negligently); (3) any act or omission committed with the intent to derive an illegal personal benefit; or (4) any fine, monetary sanction, penalty or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to certain office holders or under certain circumstances, also by the shareholders.

The registrant’s amended and restated articles of association allow it to indemnify its office holders up to a certain amount and also provide that it may exculpate any office holder from liability to it to the fullest extent permitted by law. The registrant has entered into indemnification and exculpation agreements with all of its directors and with certain members of its senior management. Each such agreement provides the office holder with indemnification permitted under applicable law and up to a certain amount, and to the extent that these liabilities are not covered by directors and officers insurance. Notwithstanding the above, subject to the approvals required by applicable law, the registrant intends to amend its articles of association and the customary letter of exculpation, in a manner that a grantee of such letter will not be exculpated with regard to a decision and/or a transaction in which the registrant’s controlling shareholder and/or any office holder has personal interest in.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

4.1

Articles of Association of Foresight Autonomous Holdings Ltd. (unofficial English translation from Hebrew original), filed as part of Exhibit 99.1 to Form 6-K filed on July 2, 2018, and incorporated herein by reference.

5.1	Opinion of Lipa Meir & Co.

23.1	Consent of Brightman Almagor Zohar & Co. Certified Public Accountants Member of Deloitte Touche Tohmatsu Limited.

23.2	Consent of Lipa Meir & Co (included in the opinion filed as Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney (included on signature page)

99.1	Foresight Autonomous Holdings Ltd. 2016 Equity Incentive Plan (unofficial English translation from Hebrew original), filed as Exhibit 4.6 to Form 20-F (File No. 001-38094) filed on May 11, 2017, and incorporated herein by reference.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that subparagraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ness Ziona, State of Israel, on February 15, 2019.

FORESIGHT AUTONOMOUS HOLDINGS LTD.

By:	/s/ Haim Siboni
Name: Haim Siboni
Title: Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Foresight Autonomous Holdings Ltd., hereby severally constitute and appoint Haim Siboni and Eli Yoresh, and each of them individually, our true and lawful attorney to sign for us and in our names in the capacities indicated below any and all amendments or supplements, including any post-effective amendments, to this Registration Statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming our signatures to said amendments to this Registration Statement signed by our said attorney and all else that said attorney may lawfully do and cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Haim Siboni	Chief Executive Officer and Director	February 15, 2019
Haim Siboni	(principal executive officer)

/s/ Eli Yoresh	Chief Financial Officer	February 15, 2019
Eli Yoresh	(principal financial officer and principal accounting officer)

/s/ Michael Gally	Chairman of the Board	February 15, 2019
Michael Gally

/s/ Ehud Aharoni	Director	February 15, 2019
Ehud Aharoni

/s/ Daniel Avidan	Director	February 15, 2019
Daniel Avidan

/s/ Shaul Gilad	Director	February 15, 2019
Shaul Gilad

/s/ Zeev Levenberg	Director	February 15, 2019
Zeev Levenberg

/s/ Vered Raz-Avayo	Director	February 15, 2019
Vered Raz-Avayo

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, Zysman, Aharoni, Gayer and Sullivan & Worcester LLP, the duly authorized representative in the United States of Foresight Autonomous Holdings Ltd., has signed this Registration Statement on Form S-8 on February 15, 2019.

/s/ Zysman, Aharoni, Gayer and Sullivan & Worcester LLP
Zysman, Aharoni, Gayer and Sullivan & Worcester LLP